Exhibit 99.1

Silver Dragon Obtains Mining Area Delimitation Approval for Dadi Silver-Lead-Zinc Polymetallic Property

BEIJING, January 29, 2013 (PRIME NEWSWIRE) – Silver Dragon Resources Inc. (OTC: SDRG) (the “Company”) is pleased to announce that it has obtained mining area delimitation approval for its Dadi Silver-Lead-Zinc polymetallic property in Inner Mongolia, Northern China. Dadi is owned by Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top”), of which Silver Dragon Resources Inc. has a 40% equity interest. The mining area delimitation approval, a major milestone in the process of mining license application, has been issued by the Land & Resources Department of Inner Mongolia.

The validity period of the mining area delimitation is one year from January 14, 2013, within which period the company must fulfill all the other mining license application requirements, including plans or reports for mineral resources development, water preservation, environmental assessment, and land restoration, and applying for and receiving a mining right.

About Dadi

Dadi is one of the six exploration properties of Sanhe Sino-Top Resources and Technologies Ltd. ("Sino-Top"), a Chinese company that holds exclusive exploration rights to these properties, located in the Erbahuo Silver District in Inner Mongolia, China. Silver Dragon Resources Inc. has a 40% ownership interest in Sino-Top. The Dadi exploration area, covering 12.48 square kilometers, is located in the Mesozoic volcanic basin in Keshiketeng County, Inner Mongolia, China.

Geologically, the Dadi property is located in the south edge of the Daxinganling metallogenic belt and at the joint between the Daxinganling mountain chain (with north-east direction) and the Xilamulunhe structure belt which trends in an east-west direction. These two structural belts are also two major mineralization-forming belts of China. This entire tectonic setting provides a dynamic geologic environment for the development of mineralizing systems. The major exposed rocks in the Dadi Property are Upper Jurassic Baiyingaolao Formation dacitic tuffaceous lava, dacitic tuff, rhyolitic tuff, and tuffaceous sandstone and conglomerate, among which dacitic tuffaceous lava and dacitic tuff are the main host rocks of mineralization.

About Sino-Top

Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top'') was originally incorporated in 2003 as a Chinese company wholly-owned by Huaguan Industrial Corp. (“HIC''), a subsidiary of the state-owned North China Geological Exploration Bureau. Sino-Top became an American-Chinese joint venture in 2005. Silver Dragon Resources Inc. acquired a 60% interest in Sino-Top in 2006, increased that interest to 90% in 2007 and currently owns 40% of Sino-Top after having sold 50% of its ownership interest to its Chinese partners. The Chinese side partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, collectively together own 60% of Sino-Top. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2. Sino-Top won the prestigious Prospector/Explorer of the Year Award for its Dadi Silver Polymetallic Project, at the China Mining Congress & Expo 2009 held in Tianjin, China, during October 20-22, 2009.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mineral exploration company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing its Sino-Top properties in China (particularly Dadi and Laopandao). For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the future plans and objectives of the Company, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, including prices of metals, currency and our stock; the nature, quality and quantity of any mineral deposits that may be located; the Company’s ability to obtain any necessary permits, consents or authorizations required for its activities; the Company’s ability to successfully complete hedging establishment and off-take negotiations; risks of operating in China; the Company’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact

Silver Dragon Resources Inc.

Marc Hazout, President

(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)

Email: info@silverdragonresources.com